Exhibit 99.1

Executive Contact: Jim Thomson Chief Financial Officer Rockford Corporation (480) 967-3565	Investor Relations Contact: Victoria Springgay Investor Relations Coordinator Rockford Corporation (480) 967-3565

Rockford Corporation Announces Second Quarter Results
Announces shipment of Omnifi, new Technology Brand

Tempe, Ariz., July 31, 2003/PRNewswire/ — Rockford Corporation (NASDAQ:ROFO), a leading designer and supplier of mobile audio and home theatre equipment, today reported results for the second quarter, ended June 30th, 2003. Rockford also announced in another press release this week that Omnifi, the new Rockford and SimpleDevices technology brand, has begun shipping.

Highlights of the quarter include:

•	Sales were $56.6 million versus $51.2 million in the year-ago quarter.

•	Gross margin for the quarter was 35.9% vs. 39.1% last year.

•	Operating expenses increased by approximately $2.9 million versus the year-ago quarter, driven by expenses associated with an abandoned acquisition, restructuring costs and start-up expenses for the SimpleDevices division.

•	Earnings per diluted share for the quarter were $0.20; excluding costs associated with the abandoned acquisition, earnings per diluted share would have been $0.26, in-line with Rockford’s previously issued guidance.

•	Rockford and SimpleDevices began shipments of the Omnifi Home Streamer audio component on July 30, 2003.

     The Omnifi system received the Consumer Electronics Association “2003 Best of Innovations” award, TechTV’s “Best of CES” award and Home Automation Magazine named Omnifi as one of their top 50 products of the year.

     Gary Suttle, president and chief executive officer of Rockford said, “The mobile audio market has remained highly challenging, declining 16% through June of 2003 compared to 2002 according to NPD Intelect Market Research. Even though amplifiers and speakers, our most important business lines, were among the hardest hit product categories, we have been able to increase sales and improve market share. We have seen strong success with our special 2 Fast 2 Furious product lines both in the US as well as in Europe. Rockford was the exclusive car audio supplier for the Fast and Furious promotions. We are extremely pleased with the promotional cross-marketing that has taken place between Rockford and Universal Studios. Additionally, this product has helped drive a highly successful launch into Wal*Mart, a new channel of distribution for our Bolt line under the Lightning Audio brand.”

     Net sales for the second quarter increased 10.4% to $56.6 million versus $51.2 million in last year’s second quarter. Growth in sales to big-box retailers as well as sales from NHT, acquired in December, more than offset the continued difficulties in sales to specialty retailers.

     Gross margin decreased to 35.9% versus the year-ago level of 39.1%. This was due to an increase in markdown and discounts versus the prior year’s period, a heavier mix of lower-margined product, and a significant increase in in-bound freight costs associated with an accelerated entry into Wal*Mart.

     Mr. Suttle continued, “We have incurred approximately $1.2 million in restructuring costs year-to-date and believe that this will approach $1.6 million by year-end. Even so, we believe that these changes will create productivity improvements and reductions in our head-count that will generate nearly $1.2 million in annual cost savings in 2003. Further, we believe our restructuring activities will both lower our cost structure and position us for increased growth in 2004.”

     SG&A for the second quarter of 2003 rose to $17.6 million from $14.7 million in the year ago period. SG&A was affected by abandoned acquisition costs, licensing fees to Universal Studies for 2 Fast 2 Furious, restructuring activities in MB Quart, Germany, and software development expenses for SimpleDevices

     Mr. Suttle commented, “We incurred significant expenses of $859,000, or $0.06 per share, for an abandoned acquisition during the second quarter. The abandoned acquisition resulted from our inability to negotiate satisfactory terms with Recoton Corporation for its European brands, which would have provided a unique opportunity to further expand our international presence. We had expended substantial effort on due diligence and other negotiations before it became clear that the terms available were excessively risky given the current markets.”

     Mr. Suttle continued, “While we were disappointed that our efforts did not come to fruition on this project, we believe our disciplined approach to acquisitions has allowed us to avoid excessively risky acquisitions and complete acquisitions that have contributed to our growth and profitability. We remain committed to growing our business through acquisition as well as through organic growth. We believe that the long, difficult stretch in the consumer electronics market is providing Rockford with a superior opportunity to pursue strategic development and build a strong portfolio of brands.”

     Rockford’s EBITDA in the second quarter was $3.8 million. EBITDA may be reconciled to Rockford’s GAAP financial statements by adding $1.0 million in depreciation and amortization to Rockford’s $2.8 million operating income for the quarter. Net income for the quarter was $1.8 million versus $3.6 million in the year-ago period.

     Earnings per diluted share for the second quarter were $0.20 versus a diluted per-share of $0.38 in the year-ago quarter. Excluding costs associated with the abandoned acquisition, earnings per diluted share for the quarter were $0.26 and were in line with the guidance Rockford had given in the previous quarter.

     Inventories increased 19.6% to $38.8 million versus $32.4 million at the end of December 31, 2002. Rockford believes that the majority of the increase, including $1.9 million of additional raw-materials, is necessary to support expected near-term sales growth. Rockford also believes that approximately $2 million of the increase is related to slowness in the marketplace, primarily among specialty dealers. Rockford is confident that inventories will return to a more normalized level by the end of the year and does not expect its current position to result in increased levels of end-of-life discounting.

     Rockford closed the quarter with long-term debt of $21.6 million versus $10.0 million for the period ending December 31, 2002.

     Rockford also announced its guidance for the second half of the year. Rockford expects earnings to be in the range of $0.30 to $0.32 per diluted share on sales of between $98 million to $102 million. Earnings for the full year are expected to be in the range of $0.40 to $0.42 per diluted share.

     Gary Suttle concluded, “We are excited about the success of our entry into Wal*Mart, the strong response to our 2 Fast 2 Furious promotion during the quarter, and our ability to grow sales, despite the ongoing decline in the mobile audio market. Additionally, we believe the newly shipping Omnifi product will make a meaningful contribution to our revenues during the second half of the year. We continue to be confident that our attention to profitability and our push for strategic development are positioning Rockford for growth as the economy improves.”

About Rockford Corporation

Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile, professional, and home theater audio markets. Rockford’s mobile audio products are marketed under the Rockford Fosgate, Lighting Audio, MB Quart and Q-Logic brand names. Rockford’s home theater products are marketed under the Fosgate Audionics, MB Quart and NHT brand names. Rockford recently completed an investment in SimpleDevices, which licenses its standards-based SimpleWare™ and SimpleCenter™ software to consumer electronics, PC, automotive and network equipment OEMs.

Forward-looking Statement Disclosure

In this press release we make forward-looking statements about the future of our industry, anticipated revenues and earnings, our business strategy, and other matters. When considering our forward-looking statements, you should keep in mind that many significant risks could cause our actual results to vary from our current expectations.

Consumer spending in our industry was down substantially during the first quarter of 2003 and appears to have recovered somewhat during the second quarter. Unfortunately, the initial signs of recovery during the second quarter did not improve the current employment outlook in the United States. Because many of our core consumers are younger men, the difficult employment environment tends to have a disproportionate impact on them. As a result of the continuing economic uncertainties and difficult employment outlook, we are in a period in which our core consumers may reduce their spending (particularly on discretionary products such as ours), retailers in our industry may seek to reduce their inventories, and our competitors may reduce their prices or otherwise increase the level of competition. These or other events could reduce our sales or earnings below our expectations.

For a more detailed discussion of the risks we face, please refer to the risk factors and cautionary statements identified in our filings with the Securities and Exchange Commission, including specifically the risk factors identified in exhibit 99.9 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002, filed with the SEC on March 7, 2003. The risk factors noted above, the risk factors discussed in our SEC filings, and other factors that we do not currently anticipate, may cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Consolidated Statements of Operations Data
Second Quarter Results
For the Three and Six Months Ended June 30, 2003 and June 30, 2002
($000s omitted except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net sales	$56,568	$51,228	$96,191	$94,961
Cost of goods sold	36,241	31,199	63,025	58,410

Gross profit	20,327	20,029	33,166	36,551
Selling, general, and administrative	17,561	14,667	32,611	27,538

Operating income	2,766	5,362	555	9,013
Other expense / (income)	(561)	(441)	(793)	(412)
Interest expense	276	104	460	260

Income before income taxes	3,051	5,699	888	9,165
Income tax expense	1,302	2,112	255	3,400

Net Income before Minority Interest	1,749	3,587	633	5,765

Minority Interest	(85)	0	(254)	0

Net income	$1,834	$3,587	$887	$5,765

EBITDA	$3,834	$6,601	$2,805	$11,417

Net income per share:
Basic	$0.21	$0.42	$0.10	$0.69

Diluted	$0.20	$0.38	$0.10	$0.62

Shares used to calculate net income per share:
Basic	8,829	8,508	8,799	8,392

Diluted	9,188	9,384	9,155	9,303

Rockford Corporation
Consolidated Balance Sheets
At June 30, 2003 and December 31, 2002
($000s)

	June 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash	$755	$304
Accounts receivable, net	50,016	32,890
Inventories, net	38,796	32,445
Prepaid expenses and other current assets	10,284	11,399

Total current assets	99,851	77,038
Property and equipment, net	16,701	15,262
Goodwill, net	7,067	6,890
Other long term assets	1,922	2,000

Total assets	$125,541	$101,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$18,463	$10,753
Notes payable and current portion of long term debt	1,233	1,253
Accrued warranty	4,952	4,595
Other accrued liabilities	10,689	8,083

Total current liabilities	35,337	24,684
Long term debt and other liabilities	21,633	10,027
Minority Interest	679	933
Stockholders’ equity:
Common stock	89	87
Additional paid-in-capital	35,619	35,131
Retained Earnings	30,085	29,198
Accumulated other comprehensive income / (expense)	2,099	1,130

Total stockholders’ equity	67,892	65,546

Total liabilities and stockholders’ equity	$125,541	$101,190